                                                                    Exhibit 99.1


The following is a direct communication from the President of American Technology Corporation.

October 3, 2001

Dear Shareholder,

I am pleased to announce today that we have entered into a long-term royalty bearing license agreement with Thomson multimedia and its subsidiaries for ATC's patent-pending PureBass(TM) Technology. PureBass technology will be featured in selected new Thomson Home Theater Systems scheduled for introduction in 2002. Thomson multimedia systems are sold throughout the world under several brand names including RCA in the U.S., and Thomson in Europe. With sales of 9.1 billion Euros (U.S. $ 8.3 billion)in 2000 and 73,000 employees in more than 30 countries, Thomson multimedia Paris Euroclear: 18453) (NYSE: TMS), provides a wide range of video (and enabling) technologies, systems, finished products and services to consumers and professionals in the entertainment and media industries. Thomson's worldwide audio product unit sales increased 25% in 2000.

We are very excited to be working with Thomson multimedia on their scheduled introduction of both our Stratified Field and PureBass technologies in their Home Theater Systems. Due to the distortion of `prior art' woofer technologies, it has been very difficult to achieve accurate, seamless transitions from those woofer systems to high performance, upper range speakers particularly if the crossover frequency is much above 100 Hz. Due to the reduced distortion, PureBass not only has superior sound quality and output capability, it also has the attribute of allowing for higher crossover frequencies than other sub-woofers without degrading the sound quality. This creates the opportunity to reduce the size and cost while increasing the dynamic range of the entire Home Theater system.

PureBass technology utilizes unique cabinet construction and vent configurations along with multiple acoustic filters to deliver the world's finest sub-woofer for use with applications requiring superior low frequency performance and/or higher crossover frequencies. It has tremendous potential for use in Home Theater systems, multi-media, surround sound configurations, executive bookshelf systems, TV, professional sound systems, and many more. We are pleased that Thomson multimedia will incorporate our technology into their branded line of systems worldwide under this non-exclusive license agreement. We are distributing this Shareholder Communication to American Technology Corporation Shareholders with Thomson's approval and honoring their request that this information not be released over news wire services at this time.

Sincerely,
/s/ TERRY CONRAD
Terry Conrad, President

About American Technology Corporation

American Technology Corporation is Shaping the Future of Sound(R) by developing and licensing its technology and intellectual property portfolio which includes: the award-winning HSS(TM) (HyperSonic(TM) Sound) and StratifiedField(TM) Technologies; NeoPlanar(TM); PureBass(TM) and Magnified Force(TM) Sub-Woofer Technologies; and FM Sounds(TM) consumer radio products. The Company is establishing a strong portfolio of patents, trademarks, and know-how including over 100 U.S. and Foreign patents and patent filings to date. For more information on the Company and its technologies and products please visit our web site at www.atcsd.com.

# # #

Safe Harbor statement under the Private Securities Litigation Reform of 1995:
This document contains forward-looking statements relating to future performance, technology and product development that may affect future results and the future viability of the company. Actual results could be affected or differ

                                                                    Exhibit 99.1

materially from those projected in the forward-looking statements as a result of risks and uncertainties, including future products and results, technological shifts, potential technical difficulties that could delay new products, competition, general economic factors, and conditions in the markets in which the company operates, pricing pressures, the uncertainty of market acceptance of new products and services by OEM's and end-user customers, and other factors identified and discussed in the Company's most recent filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from the Company's current expectations.

FOR FURTHER INFORMATION CONTACT:

American Technology Corp.
Robert Putnam
(858) 679-3168
Robert@atcsd.com